Exhibit 99.1

REVOLVING CREDIT AND SECURITY AGREEMENT

DATED as of September 10, 2004

between

MCG CAPITAL CORPORATION,

as Borrower

and

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH,

as Lender

TABLE OF CONTENTS

1.	DEFINITIONS			1

2.	REVOLVING CREDIT FACILITY			8

	2.1.	Amounts Available for Borrowing		8

	2.2.	Conversion Options		9

		2.2.1.	Conversion to Different Type of Revolving Credit Loan	9

		2.2.2.	Continuation of Type of Loan	9

		2.2.3.	LIBOR Loans	9

	2.3.	Interest		9

		2.3.1.	In General	9

		2.3.2.	Default Interest	10

		2.3.3.	Interest Rate Limitation	10

3.	CHANGES IN CIRCUMSTANCES, ETC.			11

	3.1.	Inability to Determine Eurodollar Rate		11

	3.2.	Illegality		11

	3.3.	Change in Circumstances		11

	3.4.	Certificate		12

	3.5.	Indemnity		12

4.	FEES AND PAYMENTS			12

5.	COLLATERAL SECURITY			12

6.	REPRESENTATIONS AND WARRANTIES			14

7.	CONDITIONS PRECEDENT			16

8.	COVENANTS			17

	8.1.	Affirmative Covenants		17

	8.2.	Negative Covenants		19

9.	EVENTS OF DEFAULT; ACCELERATION			20

10.	SETOFF			22

11.	MISCELLANEOUS			23

12.	CONFIDENTIALITY			24

13.	WAIVER OF JURY TRIAL, ETC.			24

14.	BENEFITS OF AGREEMENT, PARTICIPATIONS AND ASSIGNMENTS			24

Schedules

Schedule I	Other Funding Facilities & Existing Liens as of Closing Date

Schedule II	Collateral

Schedule III	Excluded Collateral

Exhibits

Exhibit A	Loan Request

Exhibit B	Form of Promissory Note

-ii-

REVOLVING CREDIT AND SECURITY AGREEMENT

This REVOLVING CREDIT AND SECURITY AGREEMENT (as further defined in §1, this “Agreement”) is made as of September 10, 2004, by and between MCG CAPITAL CORPORATION, a Delaware corporation having its chief executive office at 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia (the “Borrower”), and BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH (the “Lender”).

1. DEFINITIONS.

1.1. Defined Terms. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Accumulated Funding Deficiency: Any accumulated funding deficiency as defined in Section 302(a) of ERISA or Section 412(a) of the Code.

Agreement: As defined in the preamble, which term shall include this Agreement and the Schedules and Exhibits hereto, all as may be amended, modified, supplemented and/or restated and in effect from time to time.

Bankruptcy Code: The Federal Bankruptcy Reform Act of 1978, as codified under Title 11 of the United States Code, and as implemented and supplemented by the Bankruptcy Rules promulgated thereunder, as amended.

Borrower: As defined in the preamble.

Business Day: Any day other than a Saturday or a Sunday on which banking institutions in New York, New York and in Arlington, Virginia are open for the transaction of banking business and, in the case of LIBOR Loans, also a day which is a Eurodollar Business Day.

Change of Control: An event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934), without the consent or approval of the Board of Directors of Borrower, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of fifty-one percent (51%) or more of the outstanding shares of common stock of Borrower.

Charter Documents: The certificate of incorporation and the by-laws of Borrower.

Closing Date: The date on which all conditions precedent to the effectiveness of this Agreement set forth in §7 have been satisfied.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Collateral: All of the Borrower’s existing and after acquired rights in and to the personal property described in Schedule II, other than and except to the extent such personal property constitutes Excluded Collateral.

Commonly Controlled Entity: An entity, whether or not incorporated, that is under common control with Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes Borrower and that is treated as a single employer under Section 414(b, c, m or o) of the Code.

Consent: In respect of any person or entity, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

Conversion Request: As defined in §2.2.1.

Dollars or $: Dollars in lawful currency of the United States of America.

Domestic Lending Office: The address designated by Lender as the office from which it shall make and maintain Loans hereunder and to which Borrower is to make any payments of the Obligations hereunder, which shall be the address of Lender set forth on the signature page hereto, or such other addresses as Lender from time to time hereafter may designate in writing to Borrower.

Drawdown Date: In respect of any Loan, the date on which such Loan is made to Borrower.

Eligible Transferee: (a) a Lender, an Affiliate of any Lender or a pledgee or funding source of a Lender and (b) any other Person (other than a natural person) that is at the time of such assignment (1) a commercial bank organized under the laws of the United States of America or any state thereof, having combined capital and surplus in excess of $500,000,000, (2) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000 or (3) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $500,000,000.

Environmental Laws: All laws pertaining to environmental matters, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, and the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

Equity Interests: With respect to any Person, shares of capital stock of (or membership, partnership, trust, other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or membership, partnership, trust, other ownership or profit interests in) such Person, or securities convertible into or exchangeable for shares of capital stock of (or membership, partnership, trust, other ownership or profit interests in) such Person or for warrants, rights or options for the purchase or other acquisition from such Person of such shares of capital stock of (or membership, partnership, trust, other ownership or profit interests in) such Person.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

ERISA Affiliate: Any Person which is treated as a single employer with Borrower under §414 of the Code.

Eurocurrency Reserve Rate: For any day with respect to a LIBOR Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in such maximum rate.

Eurodollar Business Day: Any Business Day on which commercial banks are open for international business (including dealings in U.S. dollar deposits) in London or such other London interbank market as may be selected by Lender in its sole discretion acting in good faith and in a commercially reasonable manner.

Event of Default: Any of the events listed in §9.

Excluded Collateral: The property, if any, listed on Schedule III hereto.

Final Maturity Date: The date that is the first anniversary of the final date of the Revolving Credit Availability Period; provided that if such first anniversary date is not a Business Day, then the Final Maturity Date shall be the Business Day immediately preceding such first anniversary date.

Financials: In respect of any period, the balance sheet of any Person as at the end of such period, and the related statement of income and statement of cash flow for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with Generally Accepted Accounting Principles (to the extent with respect to Borrower, then as such principles are applicable to a business development company as defined in the ICA 1940).

Generally Accepted Accounting Principles: Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (b) consistently applied with past financial statements adopting the same principles (other than such changes, with respect to Borrower, as are appropriate to reflect Borrower’s election to become a business development company under the ICA 1940), provided that in each case referred to in this definition of “Generally Accepted Accounting Principles” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in Generally Accepted Accounting Principles) as to financial statements in which such principles have been properly applied.

Guaranteed Pension Plan: Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

ICA 1940: The Investment Company Act of 1940, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

Indebtedness: In respect of Borrower, all obligations of Borrower for borrowed money, whether secured or unsecured, but specifically excluding accounts payable, trade payables and/or accrued expenses arising in the ordinary course of business.

Interest Payment Date: (i) As to any Prime Rate Loan, the last day of any fiscal quarter of Borrower; and (ii) as to any LIBOR Loan, the last day of the Interest Period relating to such LIBOR Loan.

Interest Period: Subject to §2.4.1, with respect to each Loan, (a) initially, the period commencing on the initial Drawdown Date of such Loan and ending on the last day of one of the following periods, as selected by Borrower in a Loan Request: (i) for any Prime Rate Loan, the last day of the fiscal quarter of Borrower; and (ii) for any LIBOR Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Loan and ending on the last day of the period selected or deemed selected by Borrower pursuant to §2.2.2; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a LIBOR Loan would otherwise end on a day that is not a Eurodollar Business Day, then that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day; and

(B) if any Interest Period with respect to a Prime Rate Loan would end on a day that is not a Business Day, then that Interest Period shall end on the next succeeding Business Day and interest shall accrue until such next succeeding Business Day; and

(C) with respect to any LIBOR Loan, any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month that is 1, 2,3, or 6 months later (depending upon the duration selected or deemed selected by Borrower for such Interest Period).

Interest Rate Determination Date: Each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the Business Day prior to the first day of the related Interest Period for such LIBOR Loan.

Lender: As defined in the preamble, and shall include Lender’s successor and assigns, as permitted hereunder.

LIBOR: For any Interest Period with respect to a LIBOR Loan, the London interbank offered rate (rounded to the nearest 1/100th of one percent (0.01%)), equal to the offered rate for deposits in Dollars for a period equal to such Interest Period, commencing on the first day of such Interest Period, which appears on Page LIBOR01 of the Reuters Screen (or, if a quotation by Reuters is not available, then as published by Bloomberg or Dow Jones-Telerate and displayed on page 3750 as the BBA LIBOR) (or, in any such instance, as published by such other or successor service or displayed on such other page as may replace such service or page for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m., London time, on the Interest Rate Determination Date with respect to such Interest Period. If LIBOR for an Interest Period cannot be determined pursuant to the preceding sentence, then LIBOR for such Interest Period shall be determined on the basis of the average rates at which deposits in Dollars are offered to Lender, by at least three (3) financial institutions the long-term debt securities of which are rated at least “A” by Standard & Poor’s, at Lender’s principal London office at approximately 11:00 a.m., London time, on the Interest Rate Determination Date with respect to such

Interest Period, and on an amount approximately equal to the principal amount of the LIBOR Loans to which such Interest Period is applicable.

LIBOR Loans: Loans bearing interest calculated by reference to LIBOR.

Liens: Any encumbrance, mortgage, pledge, hypothecation, charge or other security interest of any kind securing any obligation of any Person.

Loan: Any loan made or to be made to Borrower pursuant to §2.

Loan Documents: This Agreement, the Note and any and all other agreements, documents and instruments as hereafter shall be executed or delivered by or on behalf of Borrower to Lender evidencing or relating to the Loans advanced pursuant to this Agreement, in each case as the same from time to time may be amended, modified, supplemented, extended or restated.

Loan Request: As defined in §2.1(b).

Margin Stock: “Margin stock” or “margin securities”, as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

Materially Adverse Effect: Any materially adverse effect on the consolidated financial condition or business operations of Borrower as a whole or any material impairment to the ability of Borrower to perform its material obligations under the Loan Documents.

Maturity Date: With respect to any Loan advanced hereunder the date that is the first anniversary of the Drawdown Date for such Loan; provided that if such first anniversary date is not a Business Day, then the Maturity Date for such Loan shall be the Business Day immediately preceding such first anniversary date.

Maximum Aggregate Available Loan Amount: As of any date, the aggregate principal amount of the Loans outstanding hereunder (including, if such date is a Drawdown Date, the Loan requested to be advanced on such Drawdown Date), not to exceed $25,000,000, as such amount may be increased or decreased from time to time in accordance with §2.4.3, §2.4.4 or as may be reduced to zero upon the acceleration of the Obligations during the occurrence of an Event of Default pursuant to §9.

Minimum Consolidated Stockholders’ Equity: As measured as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, total assets minus total liabilities, as determined in accordance with Generally Accepted Accounting Principles (as applicable to a business development company as defined in the ICA 1940).

Multiemployer Plan: Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

Note: As defined in §2.1(c).

Obligations: All obligations for monetary amounts owing by Borrower to Lender, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, of any kind or nature, present or future, arising under or in respect of any of the Loan Documents. This term includes all principal, interest (including interest that accrues after the commencement against Borrower of any action under the Bankruptcy Code), and any and all other reasonable fees, expenses, costs or other sums chargeable to Borrower under any of the Loan Documents.

Other Funding Facility(ies): A collective reference to the various funding facilities (other than the revolving credit facility provided by Lender under this Agreement) pursuant to which sources of institutional or structured debt financing provide funding to Borrower and/or one or more of its direct or indirect Subsidiaries, which funding facilities are publicly disclosed by Borrower or are otherwise listed on Schedule I, as such Schedule I may be revised from time to time by Borrower upon written notice to Lender.

Other Funding Facility Collateral: A collective reference to any and all property or assets – including any payment intangibles (as defined in §9-102(61) of the UCC) and any property or assets in which Borrower or any direct or indirect Subsidiary of Borrower has been granted rights by any other Person as collateral securing such other Person’s obligations to Borrower or any direct or indirect Subsidiary of Borrower – to the extent Borrower or any direct or indirect Subsidiary of Borrower creates a security interest in such property or assets, or otherwise pledges, encumbers, assigns or transfers such property or assets in order to secure the obligations of Borrower or any direct or indirect Subsidiary of Borrower under an Other Funding Facility.

PBGC: The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens: Liens, security interests and other encumbrances permitted by §8.2.

Person: Any individual, corporation, limited liability company, association, joint venture, partnership, trust or other entity.

Prime Rate: A variable rate of interest per annum equal to the annual rate of interest publicly announced from time to time by Bayerische Hypo-Und Vereinsbank AG, New York Branch, as its “prime rate” or the similar prime rate or reference rate announced by any of its successors. Any change in the Prime Rate announced by Bayerische Hypo-Und Vereinsbank AG, New York Branch, or any of its successors, shall take effect at the opening of business such institution on the Business Day specified in the public announcement of such change. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

Prime Rate Loans: Loans bearing interest calculated by reference to the Prime Rate.

Regulations U and X: Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

Requirement of Law: In respect of any Person, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such Person or affecting any of such Person’s property.

Revolving Credit Availability Period: The period commencing with the Closing Date and ending September 10, 2005, as such period may be extended from time to time upon the written consent of Lender following a request for such extension made by Borrower, it being understood that Lender has not committed, and is under no obligation to agree, to any such extension.

Standard & Poor’s: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Subsidiary: In respect of any Person, any business entity of which the designated parent of such person or entity at any time owns or controls directly or indirectly more than fifty percent (50%) of the outstanding equity ownership interests having voting power, regardless of whether such right to vote depends upon the occurrence of a contingency; provided, however, with respect to Borrower, a Subsidiary only includes such business entities as are consolidated with Borrower for financial reporting purposes in accordance with Generally Accepted Accounting Principles applicable to a business development company as defined in the ICA 1940.

UCC: The Uniform Commercial Code as the same from time to time may be in effect in the State of New York; provided, however, if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

1.2. Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural, and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Any accounting term not otherwise defined herein has the meaning assigned to it by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which such term refers.

(f) Any phrase containing or list preceded by the words “include”, “includes”, “including”, “among other”, “among other things” or other words or phrases of similar import is not limiting and is to be interpreted to mean such “without limitation” (whether or not such additional phrase is actually added). In other words, such words and phrases connote an illustrative example or list rather than an exclusive example or list.

(g) Any term not specifically defined herein or by Generally Accepted Accounting Principles, which term is defined in the UCC, has the meaning assigned to it therein.

(h) Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, Lender and Borrower and are the product of discussions and negotiations among all parties.

(l) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

2. REVOLVING CREDIT FACILITY.

2.1. Amounts Available for Borrowing.

(a) Upon the terms and subject to the conditions of this Agreement, from time to time during the Revolving Credit Availability Period, Borrower may request and Lender may advance to Borrower Loans hereunder in available funds, denominated in Dollars, by following the procedures for requesting Loans set forth in this §2.1, provided that the sum of the outstanding principal amount of all Loans (after giving effect to all amounts requested) shall not at any time exceed the Maximum Aggregate Available Loan Amount in effect at such time, and further provided that Lender (in its sole and absolute discretion) may honor or refuse to honor any such request in whole or in part.

(b) To request the advance of a Loan hereunder, Borrower shall notify Lender in writing in the form of Exhibit A hereto (or telephonic notice confirmed in writing with such form) of each Loan requested hereunder (a “Loan Request”) (i) no later than 2:00 p.m., New York time, on the proposed Drawdown Date of any Prime Rate Loan and (ii) no later than 2:00 p.m., New York time, on the date that is one (1) Eurodollar Business Day prior to the proposed Drawdown Date for any LIBOR Loan. Each such notice shall specify (A) the principal amount of the Loan requested, (B) the proposed Drawdown Date of such Loan, and (C) whether such Loan shall be a Prime Rate Loan or a LIBOR Loan (and, if the requested Loan is a LIBOR Loan, the initial Interest Period for such Loan). Each such Loan Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Loan requested from Lender on the proposed Drawdown Date. Notwithstanding anything to the contrary contained herein, subject to the provisions of this §2.1 and so long as no Event of Default is continuing, Borrower may make Loan Requests for additional Loans prior to the repayment of any previously outstanding Loans, and the proceeds of such additional Loans may be for any permitted purpose, including the repayment (or refinancing) of Loans previously made. Each Loan Request for a Prime Rate Loan shall be in a minimum aggregate amount of $100,000, and each Loan Request for a LIBOR Loan shall be in a minimum aggregate amount of $250,000. There shall not be more than three (3) outstanding Loans that are LIBOR Loans at any time.

(c) The obligation of Borrower to repay to Lender the principal of the Loans and interest accrued thereon, at the request of Lender, may be evidenced by one or more promissory notes (collectively, the “Note”) in a stated aggregate principal amount not to exceed the Maximum Aggregate Available Loan Amount, executed and delivered by Borrower and payable to the order of Lender, in form and substance substantially similar to Exhibit B hereto or otherwise reasonably satisfactory to Lender and Borrower. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement note (in the same principal amount and otherwise of like tenor) or other Loan Documents.

(d) Lender shall record in a register each Loan from time to time advanced, the Maturity Date thereof and each repayment or prepayment in respect of the principal amount thereof.

Any such recordation shall be presumed correct and binding on Borrower and Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans.

2.2. Conversion Options.

2.2.1. Conversion to Different Type of Revolving Credit Loan. Borrower from time to time at the end of the then-current Interest Period for such Loan may elect to convert any outstanding Loan from a Prime Rate Loan to a LIBOR Loan or from a LIBOR Loan to a Prime Rate Loan by giving notice thereof to Lender (a “Conversion Request”) indicating the relevant Loan and the amount thereof that is to be so converted, provided that (i) with respect to any such conversion of a Prime Rate Loan to a LIBOR Loan, Borrower shall give Lender at least one (1) Eurodollar Business Day prior written notice of such election and shall specify the initial Interest Period that is to be applicable with respect thereto, and (ii) no Loan may be converted into a LIBOR Loan (without Lender’s prior consent) while any Event of Default is continuing, and (iii) no such conversion shall extend the Maturity Date of the relevant Loan. All or any part of the outstanding Loans may be converted as provided herein, provided that partial conversions of Prime Rate Loans to LIBOR Loans shall be in an aggregate principal amount of at least $250,000, and partial conversions of LIBOR Loans to Prime Rate Loans shall be in an aggregate principal amount of at least $100,000. Each Conversion Request relating to the conversion of a Loan to a LIBOR Loan shall be irrevocable by Borrower.

2.2.2. Continuation of Type of Loan. Any Prime Rate Loan or LIBOR Loan may be continued as such upon the expiration or termination of an Interest Period with respect thereto by compliance by Borrower with the provisions contained in §2.2.1; provided that no LIBOR Loan may be continued as such when any Event of Default is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any such Event of Default and shall remain a Prime Rate Loan even if such Event of Default shall be cured until the end of the then-current Interest Period. If Borrower fails to provide any such notice with respect to the continuation or conversion of any Loan as such, then (i) any such LIBOR Loan shall be automatically continued as a LIBOR Loan on the last day of the then-current Interest Period relating thereto for an Interest Period of the same duration as the Interest Period ending on such last day, provided that, if such a continuation would result in an Interest Period that would extend beyond the Maturity Date of such LIBOR Loan, then such LIBOR Loan shall automatically be converted to a LIBOR Loan for the longest permitted Interest Period that does not extend beyond the Maturity Date for such LIBOR Loan (or, if no such Interest Period exists, then to a Prime Rate Loan) on such last day, and (ii) any such Prime Rate Loan shall be automatically continued as a Prime Rate Loan. No continuation referred to in this §2.2.2 shall extend the Maturity Date of the relevant Loan.

2.2.3. LIBOR Loans. Any conversion to or from any LIBOR Loan and any continuation of any LIBOR Loan shall be in such amounts and shall be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Loans having the same Interest Period shall not be less than $250,000.

2.3. Interest.

2.3.1. In General. So long as no Event of Default is continuing, (i) each Loan that is a LIBOR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of two percent (2.00%) per annum above the LIBOR determined for such Interest Period and (ii) each Loan that is a Prime Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of one-half of one percent (0.50%) per annum above the Prime Rate. Borrower promises to pay interest on the Loans or any portion thereof outstanding during each Interest Period in arrears on each Interest Payment Date applicable to such Interest Period.

2.3.2. Default Interest. Any payment of principal or (to the extent permitted by applicable law) interest on the Loans that is past due by more than five (5) Business Days, at the election of Lender and upon notification thereof to Borrower, shall bear interest (payable on demand in respect of overdue amounts) at a rate that is equal two percent (2%) per annum in excess of the rate of interest then in effect pursuant to §2.3.1 with respect to each then-outstanding Loan until such amount is paid in full in immediately available funds.

2.3.3. Interest Rate Limitation. If, at any time, the rate of interest, together with all amounts that constitute interest and that are reserved, charged or taken by Lender as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Loans evidenced hereby shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal; provided, however, that if there is a change in the law that results in a higher permissible rate of interest, then this Agreement and the other Loan Documents shall be governed by such new law as of its effective date.

2.4. Repayment.

2.4.1. Repayment at Maturity and Other Mandatory Repayments. Borrower hereby agrees to pay Lender on the applicable Maturity Date for each Loan advanced to Borrower hereunder pursuant to §2.1 the entire unpaid principal of, and accrued and unpaid interest on, such Loan; provided that all Obligations, if not subject to an earlier Maturity Date in accordance with this Agreement or if not previously accelerated following the occurrence of an Event of Default pursuant to §9, shall be due and payable on the Final Maturity Date. If at any time the outstanding principal amount of the Loans shall exceed the Maximum Aggregate Available Loan Amount at such time, then Borrower shall immediately pay the amount of such excess to Lender for application to the Loans, to be applied in the chronological order of maturity, plus all accrued interest thereon.

2.4.2. Optional Repayment; Notice; Reborrowing; Etc. Borrower may elect to prepay the outstanding principal of all or any part of any Loan, without premium or penalty, in a minimum amount of $250,000 with respect to prepayment of any LIBOR Loan and in a minimum amount of $100,000 with respect to prepayment of any Prime Rate Loan, provided that any full or partial prepayment of the outstanding amount of any LIBOR Loans made on any date other than the last day of the Interest Period relating thereto shall be subject to §3.5. Borrower shall give Lender prior written notice of any proposed prepayment of any Loan pursuant to this §2.4.2, which notice shall be given no later than 2:00 p.m. New York time at least one (1) Eurodollar Business Day prior to any proposed prepayment of any LIBOR Loan. Each such notice shall specify the proposed date of such prepayment and the amount to be prepaid. Borrower shall be entitled to reborrow such amounts at any time and from time to time during the Revolving Credit Availability Period upon the terms and subject to the conditions of this Agreement. Each repayment or prepayment of principal of any Loan shall be accompanied by payment of the unpaid interest accrued to such date on the principal being repaid or prepaid.

2.4.3. Reduction or Termination of Maximum Aggregate Available Loan Amount. At any time and from time to time, Borrower may elect to reduce the Maximum Aggregate Available Loan Amount by a minimum principal amount of $1,000,000 or an integral multiple thereof, and/or Borrower may elect to terminate the Maximum Aggregate Available Loan Amount (thereby terminating its right to request further advances of Loan hereunder), in each case upon written notice to Lender given by 2:00 p.m., New York time, at least one (1) Business Day prior to the date of such reduction or termination; provided, however, that, without the prior consent of Lender, Borrower shall not be entitled to reinstate the Maximum Aggregate Available Loan Amount following such reduction or termination.

2.4.4. Increase of Maximum Aggregate Available Loan Amount. Unless an Event of Default is continuing, Borrower may request, by giving written notice to Lender, that the Maximum Aggregate Available Loan Amount be increased up to an amount not to exceed $50,000,000. Lender, at its sole discretion and without any obligation to accept such request, shall accept or deny such requested increase by confirming its decision with respect thereto to Borrower in writing within ten (10) Business Days after any such request. Failure by Lender to respond to any such request by Borrower within such 10-day period shall be deemed to be equivalent to a written denial by Lender.

3. CHANGES IN CIRCUMSTANCES, ETC.

3.1. Inability to Determine LIBOR. If, prior to the commencement of any Interest Period relating to any LIBOR Loan, Lender shall reasonably determine that adequate and reasonable methods do not exist for ascertaining LIBOR that would otherwise determine the rate of interest to be applicable to any LIBOR Loan during any Interest Period, then Lender shall forthwith give written notice of such determination to Borrower. In such event (i) any Loan Request or Conversion Request with respect to any LIBOR Loan shall be automatically withdrawn and shall be deemed a request for a Prime Rate Loan, (ii) each LIBOR Loan will automatically, on the last day of the then current Interest Period thereof, become a Prime Rate Loan, and (iii) the obligation of Lender to make additional LIBOR Loans shall be suspended until the circumstances giving rise to such suspension no longer exist, whereupon Lender shall so notify Borrower.

3.2. Illegality. Notwithstanding any other provisions herein, if any future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for Lender to make or maintain LIBOR Loans, then Lender shall forthwith give notice of such circumstances to Borrower and thereupon (i) the commitment of Lender to make additional LIBOR Loans or convert Prime Rate Loans to LIBOR Loans shall forthwith be suspended and (ii) the Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such LIBOR Loans or within such earlier period as may be required by law.

3.3. Change in Circumstances. If, on or after the date hereof, Lender determines that (i) the adoption of, or any change in, any applicable law, regulation, treaty or directive or the interpretation or application thereof (whether or not having the force of law), or (ii) compliance by Lender with any newly adopted or change in any applicable regulatory guideline or directive (whether or not having the force of law), (A) shall subject Lender to any tax, duty or other charge with respect to any Loan or any Note, or shall change the basis of taxation of payments to Lender of the principal of or interest on, any Loans or in respect of any other amounts due under this Agreement (other than with respect to taxes based upon Lender’s net income), or (B) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirements imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loan any such requirement included in an applicable Eurocurrency Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, Lender, or shall impose on Lender or the London interbank market any other condition affecting the Loans or the Note, and the result of any of the foregoing is to increase the cost to Lender of making or maintaining any LIBOR Loan, to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Note with respect to any LIBOR Loan, or to require Lender to make any payment or to forego any interest or other sum payable hereunder with respect to any LIBOR Loan, by an amount reasonably deemed by Lender to be material, then, upon written demand by Lender with a statement setting forth the amount and calculation thereof, Borrower agrees to pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction.

3.4. Certificate. A certificate setting forth any additional amounts payable pursuant to §3.3 and a brief explanation of such amounts that are due, submitted by Lender to Borrower, shall be presumed correct, absent manifest error, that such amounts are owed. All additional amounts payable pursuant to §3.3 shall be due and payable fifteen (15) Business Days after receipt by Borrower of such certificate.

3.5. Indemnity. Borrower agrees to indemnify and hold Lender harmless from and against any actual, direct cost or expense (excluding loss of anticipated profits or yield) that Lender may sustain as a consequence of (a) Borrower’s failure to pay the principal amount of any LIBOR Loan as and when due or the payment of any LIBOR Loan on a date that is not the last day of the Interest Period applicable thereto, (b) default by Borrower in making a borrowing or conversion after Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §2.1(b) or §2.2, or (c) the making of any payment of a LIBOR Loan or the making of any conversion of any such LIBOR Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by Lender to lenders of funds obtained by it in order to maintain any such LIBOR Loans.

4. PAYMENTS.

All payments to be made by Borrower hereunder or under any of the other Loan Documents shall be made in Dollars in immediately available funds at Lender’s Domestic Lending Office, or such other place as Lender from time to time may specify in writing, not later than 2:00 p.m., New York time, without set-off or counterclaim and without any withholding or deduction for any taxes or other payments whatsoever. If any payment hereunder becomes due and payable on a day that is not a Business Day, then the due date of such payment shall be automatically extended to the next succeeding Business Day, and such extension of time shall include the computation of interest and fees in connection with such payment. All computations of interest payable hereunder shall be made by Lender on the basis of actual days elapsed and on a 360-day year (provided that the computation of interest payable on Loans bearing interest at the Prime Rate shall be made by Lender on the basis of actual days elapsed and on a 365/6-day year). All payments shall be applied first to the payment of all fees, expenses and other amounts due to Lender (excluding principal and interest), then to accrued interest that is due and payable and the balance on account of outstanding principal; provided, however, that during the continuance of any Event of Default, payments will be applied to the Obligations as Lender determines in its sole discretion.

5. COLLATERAL SECURITY.

5.1. Security of Borrower.

5.1.1. Grant of Security Interest. Borrower hereby grants to Lender a continuing security interest in all of Borrower’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure the prompt and full repayment of any and all of the

Obligations in accordance with the terms and conditions of the Loan Documents. Borrower shall ensure that the security interest granted hereby at all times shall be a valid perfected and enforceable security interest in the Collateral in accordance with the terms hereof to the extent that a security interest in the Collateral can be perfected by the filing of a UCC-1 financing statement in the appropriate filing office or offices. Borrower further agrees that the Collateral shall not at any time be subject to any Lien that is prior to, on a parity with, or junior to, the security interest granted hereby other than Permitted Liens.

5.1.2. Authorization to File Financing Statements. Borrower hereby irrevocably authorizes Lender, at any time and from time to time, to file in the appropriate filing office or offices an initial financing statement and any amendments thereto that (a) indicates the Collateral as the collateral security for the Obligations and (b) provides any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower. Borrower agrees to furnish any such information to Lender promptly upon request.

5.1.3. Other Actions. To facilitate the attachment and perfection (subject to Permitted Liens) of, and the ability of Lender to enforce Lender’s Liens hereunder, at any time and from time to time, upon receipt of a written request from Lender, Borrower agrees (at Borrower’s expense) to use commercially reasonable best efforts to take any and all other actions as Lender may determine to be necessary or reasonably useful for the attachment and perfection of, and the ability of Lender to enforce, Lender’s Lien in any and all of the Collateral, including (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent (if any) that Borrower’s signature thereon is required therefor, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment or perfection of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (c) obtaining governmental and other third party waivers, consents and approvals, in form and substance reasonably satisfactory to Lender, including any consent of any licensor, lessor or other Person having rights in the Collateral, and/or (d) notifying account debtors of Borrower that the accounts, chattel paper and/or general intangibles constituting Collateral have been collaterally assigned to Lender or that Lender has a perfected security interest therein.

5.1.4. Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as Borrower’s true and lawful attorney (which appointment shall be effective so long as an Event of Default shall continue), with power to (in each case, solely with respect to the Collateral) (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in §5.1.3(a), sign the name of Borrower on any of the documents described in §5.1.3(a), and/or (b) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in §5.1.3(d), sign Borrower’s name on any invoice, drafts against account debtors, or notices to account debtors, in each instance, with respect to the Collateral, and/or (c) endorse Borrower’s name on any collection item relating to the Collateral that may come into Lender’s possession. The appointment of Lender as Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally paid in immediately available funds and either the Revolving Credit Availability Period has expired or the Maximum Aggregate Available Loan Amount has been terminated.

5.1.5. Right to Inspect. At any time and from time to time upon reasonable advance notice and during normal business hours, Lender (through any of its respective officers, employees, or agents) shall have the right (subject to the confidentiality restrictions as provided in §12) to inspect the

Collateral and operations of Borrower in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. Up to one such inspection by Lender during any twelve (12) consecutive calendar month period while no Event of Default is occurring and an additional such inspection upon the occurrence of any one or more Events of Default shall be at Borrower’s expense.

5.2. Release of Security. If any part of the Collateral is at any time or from time to time sold, assigned, participated, pledged, or otherwise disposed of or encumbered to, in favor of or in connection with an Other Funding Facility (including, any transfer of Collateral to a Subsidiary of Borrower in connection therewith) or otherwise sold, assigned, participated or disposed of to any Person (including to the issuer of such Collateral, whether structured as a redemption, repayment, put, sale or other disposition) other than a Subsidiary of Borrower, then the Liens (if any) in favor of Lender on such Collateral granted pursuant to this §5 shall be automatically released provided that Lender’s Lien thereon (if any) shall thereupon automatically attach to the proceeds received by Borrower in connection with such transaction if and to the extent such proceeds constitute Collateral hereunder. In connection with any such release of Lien, Lender shall execute and deliver to Borrower or the relevant Subsidiary, as applicable, all releases or other documents (including UCC partial releases) and shall take such other actions as Borrower may believe to be necessary or reasonably desirable to effect the release of such Liens. Notwithstanding anything in this §5.2 to the contrary, at no time shall the amount of Collateral (determined on a fair market value basis) subject to first priority perfected Liens in favor of Lender be less than 200% of the amount owed hereunder to Lender at such time.

6. REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Lender on the date hereof and on each Drawdown Date that:

(a) Corporate Existence and Good Standing. Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of formation, and (ii) has all requisite corporate power to own its property and to conduct its business as currently conducted, and (iii) is in good standing as a foreign entity and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified could not, with reasonable likelihood, be expected to have a Materially Adverse Effect.

(b) Due Authorization of Loan Documents; No Violation; No Default; Authorizations & Consents. The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of Borrower, and (ii) have been duly authorized by all necessary corporate proceedings, and (iii) do not result in any breach or violation by Borrower of any provision of applicable Requirement of Law or any judgment, order, writ, injunction, license or permit, in each instance binding on Borrower or on any of its properties, except to the extent any such breach or violation could not, with reasonable likelihood, be expected to have a Materially Adverse Effect, and (iv) do not violate the Charter Documents of Borrower, and (v) do not result in a breach or violation by Borrower of any material agreement to which Borrower is a party or to which any of its material properties or assets are bound, except to the extent any such breach or violation could not, with reasonable likelihood, be expected to have a Materially Adverse Effect, and (vi) do not result in the creation or imposition of any Lien upon any of the properties or assets of Borrower (other than Liens in favor of Lender and/or Permitted Liens). No event of default by Borrower exists under any material agreement to which Borrower is a party or to which any of its material properties or assets are bound, except to the extent such event of default under such agreement could not, with reasonable likelihood, be expected to have a Materially Adverse Effect.

No authorization, consent, approval, license or exemption of (and no registration, qualification, designation, declaration or filing with) any governmental authority is necessary for Borrower to validly execute, deliver and perform the Loan Documents to which Borrower is a party.

(c) Binding Obligations; Enforceability. Upon execution and delivery thereof by Borrower, each Loan Document shall constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with the terms thereof, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that the availability of certain equitable remedies such as specific performance and injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(d) Title to Assets. Borrower has good and marketable title to its material assets, subject to Permitted Liens, and possesses (through ownership, license, right to use or otherwise) all assets and rights necessary for the conduct of its business as now conducted.

(e) Legal Proceedings. There are no legal or other proceedings or investigations pending or overtly threatened against Borrower before any court, tribunal or regulatory authority that would reasonably be expected to have a Materially Adverse Effect.

(f) Compliance with Charter Documents or Applicable Laws. Borrower is not, to the best of its actual knowledge, in violation of (i) any Charter Document or (ii) any applicable Requirement of Law, including applicable federal and state tax laws, ERISA and Environmental Laws binding on Borrower or its assets, except, in each instance, for such violations as would not reasonably be expected to have a Materially Adverse Effect.

(g) Business Development Company; Regulated Investment Company. Borrower (i) is a business development company as defined by Section 55 (15 U.S.C. §80a-54) of the ICA 1940, having elected to be subject to Sections 55 through 65 of the ICA 1940 by filing a Form N-54A with the Securities and Exchange Commission pursuant to Section 54(a) thereof, which election has not been withdrawn or revoked, and (ii) has elected to be taxed as a regulated investment company under Subchapter M, Section 851 of the Code (as defined in Section 851(b)(2) thereof).

(h) Financials. Borrower has provided to Lender or otherwise publicly disclosed true, complete and correct copies of its audited Financials for the fiscal year ended December 31, 2003 and its unaudited Financials for the fiscal quarters ended March 31, 2004 and June 30, 2004. Except as disclosed to Lender in writing prior to the Closing Date, such Financials have been prepared in accordance with Generally Accepted Accounting Principles as applicable to a business development company as defined in the ICA 1940 (except that the unaudited Financials lack footnotes and are subject to year-end adjustments) and such Financials fairly present in all material respects the financial condition of Borrower for the periods covered thereby.

(i) Use of Loan Proceeds. The proceeds of the Loans shall be used for working capital and such other general corporate purposes (including, the funding of investments by Borrower) not prohibited by this Agreement. No portion of any Loan shall be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

(j) Taxes. Borrower (i) has made or filed all material federal and state income and other tax returns, reports and declarations (or has properly filed extensions with respect thereto) required by any jurisdiction to which it is subject, and (ii) has paid all material taxes and other governmental assessments and charges shown or determined to be due and payable on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

(k) Events of Default. No Event of Default has occurred that is continuing. No Event of Default will occur as a result of Lender making the Loan requested by Borrower on the applicable Drawdown Date.

(l) Minimum Consolidated Stockholders’ Equity. As of the end of Borrower’s most recently ended fiscal quarter, the Minimum Consolidated Stockholders’ Equity (as adjusted for any issuances of equity by Borrower through the date as to which this representation is made) was not less than $400,000,000.

(m) Full Disclosure. Neither this Agreement nor any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact that has not otherwise been publicly disclosed by Borrower necessary in order to make the statements herein or therein not misleading in any material respect at the time and in light of the facts and under the circumstances in which such statements were made.

(n) Liens. Except as set forth on Schedule I hereto, there are no Liens on the Collateral as of the Closing Date other than Permitted Liens.

(o) Underfunded Benefits. There is no Accumulated Funding Deficiency, nor has any Accumulated Funding Deficiency occurred during the five-year period prior to the date on which this representation is made or deemed made, in excess of $5 million with respect to any Guaranteed Pension Plan; and the present value (determined using actuarial and other assumptions that are reasonable in respect of the benefits provided and the employees participating) of the liability of Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under plans that are “employee welfare benefit plans” (as defined in §3(1) of ERISA) does not, in the aggregate, exceed the assets under all such plans allocable to such benefits by an amount in excess of $5 million.

7. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT.

The effectiveness of this Agreement is subject to the satisfaction of the following further conditions precedent:

(a) Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by Borrower to Lender.

(b) Representations and Warranties. Each of the representations and warranties of Borrower contained in the Loan Documents shall be true in all material respects as of the date as of which such representations and warranties were made, and Lender shall have received from Borrower a certificate from a duly authorized officer of Borrower dated as of the date hereof to such effect (to the best of such officer’s knowledge).

(c) Events of Default. No Event of Default shall have occurred and be continuing, and Lender shall have received from Borrower a certificate from a duly authorized officer of Borrower dated as of the date hereof to such effect (to the best of such officer’s knowledge).

(d) Charter Documents. Lender shall have received from Borrower a copy, certified by a duly authorized officer of Borrower to be true and complete as of the Closing Date, of its Charter Documents, as in effect as of such date of certification.

(e) Corporate Authorization. All required corporate action necessary for the valid execution, delivery and performance by Borrower of the Loan Documents to which it is a party shall have been duly and effectively taken, and evidence thereof satisfactory to Lender shall have been provided to Lender.

(f) Minimum Consolidated Stockholders’ Equity. Lender shall have received a certification by the principal financial or accounting officer of Borrower that Minimum Consolidated Stockholders’ Equity as at the most recently ended fiscal quarter is not less than $400,000,000.

(g) Evidence of Perfection. Lender shall have received: (i) acknowledgement copies of proper Financing Statements (Form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect the security interests created by §5.1.1, and (ii) certified copies of Requests for Information or Copies (Form UCC-11) listing the Financing Statements referred to in Clause “(i)” of this Section and all other effective financing statements that name Borrower (under its present name and any previous name) as debtor and that are filed in the jurisdictions referred to in Clause “(i)”, together with copies of such other financing statements as shall be requested by Lender, and (iii) evidence that all other actions necessary or, in the opinion of Lender, desirable to perfect and protect the security interests created by §5.1.1 have been taken.

8. COVENANTS.

8.1. Affirmative Covenants. Until the payment and satisfaction in full of all of the Obligations and either the Revolving Credit Availability Period shall have expired or the Maximum Aggregate Available Loan Amount shall have been terminated, Borrower will comply with its obligations as set forth throughout this Agreement (including §5) and in addition agrees as follows:

(a) Financial Reporting. Borrower shall furnish to Lender: (i) (A) as soon as publicly available but in any event within ninety (90) days after the close of each fiscal year, its audited Financials for such fiscal year as certified by Borrower’s certified public accountants, and (B) as soon as publicly available but in any event within forty-five (45) days after the end of each fiscal quarter (other than the fourth fiscal quarter of each year) its unaudited Financials for such fiscal quarter, as certified by the principal financial or accounting officer of Borrower; and (ii) contemporaneously with the delivery of the Financials referred to in (i)(A) and (B) herein, a statement, certified by an officer of Borrower to the best of his or her knowledge, that Borrower is in compliance with the covenants contained in §8 as of the end of the applicable period and setting forth in reasonable detail any applicable computations evidencing such compliance with the financial covenant set forth in §8.1(j) (it being understood that delivery by Borrower to Lender of Borrower’s annual reports on Form 10-K for any such fiscal year and its quarterly report on Form 10-Q for any such fiscal quarter, in each instance as filed with the Securities and Exchange Commission, will satisfy the applicable requirements of this §8.1(a)).

(b) Business Development Company; Regulated Investment Company; Corporate Existence. Borrower (i) shall maintain and not revoke its election to be a business development company under the ICA 1940, and (ii) shall maintain its qualification as a regulated investment company under Subchapter M, Section 851 of the Code, and (iii) shall take or cause to be taken all actions necessary to preserve and maintain in full force and effect its corporate existence.

(c) Notices of Adverse Events. Borrower shall promptly notify Lender in writing upon becoming aware of the occurrence of (i) any Event of Default, or (ii) a violation of §8.2(a)or (iii) any event of default by Borrower under any material agreement to which Borrower is a party or to which any of its material properties or assets are bound, except to the extent such event of default under such agreement could not, with reasonable likelihood, be expected to have a Materially Adverse Effect

(d) Legal Proceedings. Borrower shall give notice to Lender in writing within fifteen (15) Business Days after becoming aware of the commencement of any litigation, arbitration or other legal or regulatory investigatory proceeding naming Borrower as a party, in each instance, to the extent any such litigation, arbitration or other legal or regulatory investigatory proceeding would reasonably be expected to have a Materially Adverse Effect.

(e) Insurance. Borrower shall maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies, in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in accordance with the general practices of businesses engaged in similar activities in similar geographic areas.

(f) Taxes. Borrower shall duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon it and its properties; provided that any such tax, assessment or charge may not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if Borrower shall have set aside on its books adequate reserves with respect thereto.

(g) Compliance with Laws and Material Agreements. Borrower shall comply in all material respects with (i) the material provisions of its Charter Documents and (ii) all applicable material Requirements of Law, including ERISA and Environmental Laws, all material agreements to which it is a party, and all material judicial, arbitral or other final governmental decrees, orders, awards and judgments, in each instance binding on Borrower or by which its properties are bound, except to the extent that the failure to so comply would not, with reasonable likelihood, be expected to have a Materially Adverse Effect.

(h) Use of Loan Proceeds. Borrower shall use the proceeds of the Loans solely for working capital and other general corporate purposes (including, the funding of investments by Borrower) that are not otherwise prohibited by this Agreement and not for the purpose of purchasing or carrying of any Margin Stock in violation of Regulations U and X.

(i) Changes in Executive Management. Borrower shall promptly notify Lender if Bryan J. Mitchell, Steven F. Tunney, or B. Hagen Saville shall cease to be an executive officer of Borrower actively involved in the management of Borrower.

(j) Minimum Consolidated Stockholders’ Equity. Borrower shall maintain a Minimum Consolidated Stockholders’ Equity, as measured as of the last day of each fiscal quarter of Borrower (but as adjusted for any issuances of equity by Borrower after the end of any fiscal quarter) of no less than $400,000,000.

(k) Right to Inspect. Borrower shall permit Lender (through any of its respective officers, employees, or agents) to inspect the Collateral and operations of Borrower as provided in §5.1.5.

(l) Further Assurances. Borrower shall cooperate with Lender, take such action, execute such documents, and provide such information as Lender from time to time may reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents, including the delivery of other documentation in good faith deemed necessary by Lender to ensure the attachment and perfection of its security interest in the Collateral (subject to Permitted Liens) in accordance with §5.

8.2. Negative Covenants. Until the payment and satisfaction in full of all of the Obligations and either the Revolving Credit Availability Period shall have expired or the Maximum Aggregate Available Loan Amount shall have been terminated, Borrower agrees as follows:

(a) Liens. Borrower shall not make, create, incur or suffer to exist any Lien upon or with respect to any part of the Collateral, whether now owned or hereafter acquired, other than the following types of Liens (collectively, the “Permitted Liens”):

(i) Liens created under any Loan Document in favor of Lender;

(ii) Liens with respect to any Excluded Collateral;

(iii) Liens existing as of the Closing Date;

(iv) purchase money Liens (including capitalized leases) securing indebtedness or other obligations incurred or assumed for the purpose of financing all or any part of the cost of acquiring such personal property assets (provided that any such Lien attaches solely to the property so financed);

(v) Liens for taxes, fees, assessments or other governmental charges that are not delinquent, that remain payable without material penalty, or to the extent that non-payment thereof is otherwise permitted by §8.1(f);

(vi) Liens consisting of pledges or deposits required in connection with workers’ compensation, unemployment insurance and other social security legislation;

(vii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens (whether arising by operation of law, contract or otherwise) arising in the ordinary course of business that are not delinquent or that remain payable without material penalty or that are otherwise being contested in good faith and by appropriate proceedings;

(viii) any money judgment, writ or warrant of attachment or similar process entered or filed against Borrower, to the extent not constituting an Event of Default;

(ix) Liens securing (A) the non-delinquent performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (B) contingent obligations in respect of surety and appeal bonds, and (C) other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business; provided no such Lien (even if enforced) would, with reasonable likelihood, have a Materially Adverse Effect;

(x) Liens consisting of pledges, deposits or other escrows (including security, earnest money and/or other good faith deposits) required of Borrower in connection with bids,

letters of interest, letters of intent, purchase or merger agreements or other contractual arrangements;

(xi) Liens arising solely by virtue of any contractual or statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(xii) any interest or title of a lessor under a lease to which Borrower is a lessee, whether with respect to real property or personalty and whether such lease is an operating or capital lease; and

(xiii) any interest of a licensor as to which Borrower is a licensee.

(b) Dispositions. Borrower shall not sell, assign, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Collateral (each, for purpose of this §8.2(b), a “Disposition”), except:

(i) Dispositions of Excluded Collateral;

(ii) Dispositions of used, worn-out, obsolete or surplus property in the ordinary course of business or consistent with Borrower’s historical practices with respect thereto; and

(iii) Dispositions of Collateral or other assets as to which a Lien release is permitted under and in accordance with §5.2.

(c) Continuance of Business. Borrower shall not to a material extent engage in any line of business other than (i) such businesses as are permitted for a commercial finance company or a business development company and/or (ii) such other businesses as to which Borrower is actively engaged on the date hereof.

(d) Loans to Officers or Directors. After the date hereof, Borrower shall not make or accrue any loans or other advances of money to any officer or director of Borrower, except for loans made in the ordinary course of Borrower’s business that are not in excess at any one time of $1,500,000 advanced to any single officer or director after the date hereof or $7,500,000 in the aggregate for all such loans advanced after the date hereof.

9. EVENTS OF DEFAULT; ACCELERATION.

If any of the following events (“Events of Default”) shall occur:

(a) Payments. Borrower shall fail to pay when due and payable any principal amount of the Loans, any interest thereon or any other amounts due by Borrower under this Agreement within five (5) Business Days after the same becomes due and payable; or

(b) Covenant Defaults. Borrower shall fail to perform any term, covenant or agreement contained in the Loan Documents within thirty (30) days after Borrower became aware of the breach thereof, whether by written notice from Lender or otherwise; or

(c) Representations and Warranties of Borrower. Any material representation or warranty by Borrower in any Loan Document shall have been false or misleading in any material respect at the time made or deemed to have been made; or

(d) Collateral. This Agreement shall for any reason other than the satisfaction in full of the Obligations hereunder cease to be, or be asserted by Borrower not to be, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, or any of the Liens as and to the extent created by this Agreement with respect to any material portion of the Collateral shall for any reason, other than the satisfaction in full of the Obligations hereunder, cease to be, or be asserted by Borrower not to be, a validly perfected Lien (subject to Permitted Liens), in each instance other than in accordance with the terms hereof or as otherwise expressly permitted pursuant to the terms of the Loan Documents; or

(e) Insolvency. Borrower (i) shall make an assignment for the benefit of creditors, or (ii) shall be adjudicated bankrupt or insolvent, or (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, and in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days following the order of appointment, or (iv) shall commence, approve, consent to, or be subject to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days following the commencement thereof; or

(f) Cross Default. Borrower shall fail to make any payment when properly due in excess of $10 million with respect to any indebtedness for borrowed money (whether such payment is due by reason of scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure to pay (i) continues after the applicable grace or notice period, if any, specified in the document relating thereto and (ii) is not otherwise waived or subject to forbearance by the relevant lender thereof; or

(g) Monetary Judgments. A final (non-interlocutory) judgment, order or decree or arbitration award shall be entered against Borrower involving in the aggregate a liability (not covered by independent third-party insurance or indemnity) as to any single or related series of transactions, incidents or conditions, in excess of $10 million, and such final judgment, order, decree or award shall remain effective, unsatisfied, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof; or

(h) Non-Monetary Judgments. A final non-monetary judgment, order or decree shall be rendered against Borrower that does or could reasonably be expected to have a Materially Adverse Effect, and such final judgment, order or decree shall remain effective, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof; or

(i) Change of Control. A Change of Control shall occur; or

(j) Change of Management. Two or more of Bryan J. Mitchell, Steven F. Tunney or B. Hagen Saville shall cease to be an executive officer of Borrower actively involved in the management of Borrower, unless such Person or such Person’s management responsibility is replaced with a new or another executive officer of Borrower acceptable to Lender (in its reasonable discretion) within one hundred twenty (120) days after such cessation; or

(k) ERISA. Borrower incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA, with respect to itself or any ERISA Affiliate, in an aggregate amount exceeding $10 million, or Borrower is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan, with respect to itself or any ERISA Affiliate, requiring aggregate annual payments by Borrower exceeding $10 million, and in any such instance, such liability of Borrower is not satisfied within 30 days after notice of final assessment thereof; or

(l) Materially Adverse Effect. An event that would have a Materially Adverse Effect shall occur.

THEN, or at any time thereafter so long as such Event of Default continues, Lender at its sole option and discretion upon notice to Borrower may do any one or more of the following:

(A) Declare all or any of the Obligations of Borrower under this Agreement, any Note, or other Loan Document executed by Borrower to be immediately due and payable, and upon such declaration such Obligations so declared due and payable shall immediately become due and payable; provided that if such Event of Default is under §9(e), then all of the Obligations shall become immediately due and payable forthwith without the requirement of any notice or other action by Lender; and

(B) Terminate this Agreement (and the Maximum Aggregate Available Loan Amount set forth herein) as to any future liability to make Loans, but without affecting Lender’s Liens in the Collateral; and

(C) Make advances of Loans after the occurrence of any Event of Default, without thereby waiving Lender’s right to demand payment of the Obligations under this Agreement, the Note or any of the other Loan Documents, or any other rights or remedies described in this Agreement, and without liability to make any other or further advances, notwithstanding Lender’s previous exercise of any such rights and remedies; and

(D) Exercise any and all other rights and remedies granted hereunder, any and all rights and remedies granted under the other Loan Documents, any and all rights and remedies available to a secured creditor upon default under Article 9 of the UCC and/or any and all rights and remedies otherwise available to Lender at law or in equity.

No remedy herein conferred upon Lender is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

10. SETOFF.

Borrower hereby grants to Lender a right of setoff as security for all Obligations to Lender, whether now existing or hereafter arising under this Agreement or the other Loan Documents, upon and against all deposits, credits, collateral and property owed by Borrower (and not subject to the rights of any other Person), now or hereafter in the possession, custody, safekeeping or control of Lender. Regardless of the adequacy of any collateral for the Obligations, any deposits or other sums credited by or due from Lender to solely to Borrower may be applied to or set off against any principal, interest and any other amounts due from Borrower to Lender under the Loan Documents. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF

SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11. MISCELLANEOUS.

Borrower agrees to indemnify and hold harmless Lender and its officers, employees, affiliates, agents, and controlling persons (the “Indemnitees”) from and against all claims, damages, liabilities and losses of every kind arising out of the Loan Documents, including against those in respect of the application of Environmental Laws to Borrower, except as and to the extent that any such claims, damages, liabilities and losses result from the gross negligence, intentional misconduct, willful misfeasance, or bad faith of any Indemnitee or from the reckless disregard by any Indemnitee with respect to its obligations or duties under the Loan Documents. Borrower shall pay to Lender promptly on demand all actual out-of-pocket reasonable costs and expenses incurred by Lender in connection with the administration, default, collection, waiver or enforcement of any of its rights or remedies hereunder (it being agreed that Borrower shall have no obligation to pay the fees of outside legal counsel or the allocated costs of in-house legal counsel with respect to the preparation, negotiation, execution or administration of this Agreement and the other Loan Documents). Any communication to be made hereunder (a) shall be made in writing, but (unless otherwise stated) may be made by facsimile transmission or letter, and (b) shall be made or delivered to the address of the party receiving notice that is identified with its signature below (unless such party has by five (5) days written notice at any time specified another address), and shall be deemed made or delivered, (i) when left at that address, (ii) when delivered by facsimile to such address or (iii) five (5) days after being mailed, postage prepaid, to such address. This Agreement may not be amended or waived except by a written instrument signed by Borrower and Lender, and any such amendment or waiver shall be effective only for the specific purpose given. No failure or delay by Lender to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Agreement are severable, and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Agreement, together with all Schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior proposals, negotiations, agreements and understandings relating to such transactions. Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those (if any) set forth in the Loan Documents. This Agreement and any amendment hereby may be executed and delivered in several counterparts and by facsimile, each of which shall be an effective and enforceable original, and all of which shall constitute one agreement. In proving this Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST GRANTED HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND SHALL BE CONSTRUED IN ACCORDANCE THEREWITH AND GOVERNED THEREBY. BORROWER AND LENDER EACH AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN.

12. CONFIDENTIALITY.

The parties hereto agree that the confidentiality agreement executed on February 6, 2004, attached hereto as Exhibit C will remain in full force and effect during the entire term of this agreement.

13. WAIVER OF JURY TRIAL, ETC.

BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR EACH PARTY ENTERING INTO THIS AGREEMENT AND THE ARRANGEMENTS HEREUNDER.

14. BENEFITS OF AGREEMENT, PARTICIPATIONS AND ASSIGNMENTS.

(i) This Agreement is a continuing obligation and binds, and the benefits hereof shall inure to, Borrower and Lender and their respective successors and assigns provided that Borrower may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of Lender. No other person or entity shall be deemed to be a third party beneficiary of any of the provisions of any Loan Document or otherwise have any rights by reason of any provision of any Loan Document.

(ii) Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, without the consent of Borrower, may sell to participants who are Eligible Transferees (other than to any competitor of Borrower) participating interests in any Loans, the Note or the Loan Documents or any other interests of Lender hereunder. Borrower agrees that each permissible participant shall be entitled to the benefits of Section 11 with respect to its participation, not in the aggregate greater than would have been payable to the original Lender.

(iii) Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, without the consent of Borrower, may assign to one or more assignees who are Eligible Transferees (including any Federal Reserve Bank) (other than to any competitor of Borrower) any Note, any amounts owing to Lender hereunder, or any other interest of Lender hereunder or under the Loan Documents. Borrower and Lender agree that, to the extent of any assignment, the assignee shall be deemed to have the same rights and benefits with respect to Borrower under this Agreement and the other Loan Documents as it would have had if it were Lender hereunder.

(iv) Borrower authorizes Lender to disclose to any participant or assignee and any prospective participant or assignee any and all financial and related information in Lender’s possession concerning Borrower that has been delivered to Lender by Borrower pursuant to this Agreement or that has been delivered to Lender by Borrower in connection with Lender’s credit evaluation of Borrower provided, however, that, such participant or assignee or prospective participant or assignee receiving such information shall have first entered into a separate confidentiality agreement directly with Borrower substantially similar to the confidentiality provisions of this Agreement.

[Balance of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Revolving Credit and Security Agreement as of the date first above written.

MCG CAPITAL CORPORATION (Borrower)

By:	/s/ Steven F. Tunney
	Name:	Steven F. Tunney
	Title:	President

Address:	1100 Wilson Boulevard, Suite 3000 Arlington, Virginia 22209
Tel:	703-247-7500
Fax:	703-247-7545

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH (Lender)

By:	/s/ Debra Laskowski
	Name:	Debra Laskowski
	Title:	Managing Director

Address:	150 East 42nd Street New York, NY 10017
Tel:	212-672-5662
Fax:	212-672-5898

By:	/s/ Craig M. Pinsly
	Name:	Craig M. Pinsly
	Title:	Director

Address:	150 East 42nd Street New York, NY 10017
Tel:	212-672-5841
Fax:	212-672-5517

SCHEDULE I

Other Funding Facilities and Existing Liens

SCHEDULE II

Collateral

The Collateral shall be comprised of:

(a) All Accounts;

(b) All Chattel Paper;

(c) All Commercial Tort Claims;

(d) All Documents;

(e) All Equipment;

(f) All General Intangibles;

(g) All Instruments;

(h) All Inventory;

(i) All Investment Property;

(j) All Letter-of-Credit Rights;

(k) All Supporting Obligations;

(l) All other goods and personal property of the Borrower, whether tangible or intangible and whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, the Borrower and wherever located; and

(m) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing;

provided, that the Collateral does not include Excluded Collateral.

For purposes of this Schedule II, the following terms shall have the following meanings:

Account: Any “account”, as such term is defined in Article 9 of the UCC, now owned or hereafter acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest and, in any event, shall include any account receivable, book debt and other form of right to payment of monetary obligations now owned or hereafter acquired or received by or belonging or owing to the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest (including under any trade name, style or division thereof), whether or not earned by performance, whether arising out of (a) property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of or services rendered or to be rendered by the Borrower, (b) any policy of insurance issued or to be issued (including any health-care-insurance receivable, as such term is defined in Article 9 of the UCC), (c) contingent or other secondary obligation incurred or to be incurred, (d) energy provided or to be provided, (e) the use or hire of a vessel under a charter or other contract, (f) the use of a credit or charge card or information contained in or for use with such card or (g) winnings in a lottery or other game of chance operated, sponsored, licensed or authorized to be operated by any governmental authority, and shall further include any of the Borrower’s rights or interests to or in any property represented by any of the foregoing (including unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to the Borrower under or other proceeds of any purchase order and contract for the sale, lease, license, assignment or other disposition of property or the rendering of services or both by the Borrower (whether or not yet earned by performance on the part of the Borrower or in connection with any other transaction), and any collateral security or guaranty of any kind given by any Person with respect to any of the foregoing.

Chattel Paper: Any “chattel paper”, as such term is defined in Article 9 of the UCC, now owned or hereafter acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any records of the Borrower evidencing both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods or a lease of specific goods and license of software used in the goods, and any such records consisting of information stored in an electronic medium.

Commercial Tort Claim: Any claim arising in tort now or hereafter owned or acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest.

Document: Any “document”, as such term is defined in Article 9 of the UCC, now owned or hereafter acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any negotiable documents of title, including any warehouse receipt, dock receipt or bill of lading issued by any Person with respect to any Inventory, whether in written or electronic form.

Equipment: Any “equipment”, as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any machinery, equipment, furnishing, computer or other electronic data-processing equipment, terminal, printer or related component or accessory, photocopier, telephonic, video or other office equipment of any nature whatsoever, laboratory equipment, printing, sorting, inserting, packaging, mailing or shipping, and other office, production, and warehouse equipment of any nature or kind whatsoever, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessions installed thereon or affixed thereto.

General Intangible: Any “general intangible”, as such term is defined in Article 9 of the UCC, now owned or hereafter acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, payment intangible, contract right, interest in a partnership, limited liability company, joint venture or other business association, Intellectual Property Rights, books and records, ledger card, file, correspondence, computer program, tape, disk and related data processing software that at any time evidences or contains information relating to any of the Collateral, permit, goodwill (including the goodwill associated with any trademark), insurance policy or any claim in or under any policy of insurance (including unearned premiums), chose in action, judgment taken or any rights or claims included in the Collateral, cash and other forms of money or currency, right to sue for past, present and future infringement of any Intellectual Property Right, right to any tax refund of any kind from any Governmental Authority, any right to receive the proceeds of any indemnity, warranty (including any manufacturer’s warranty) or guaranty (including any performance guaranty) in favor of the Borrower, any claim of the Borrower arising out of any breach or default under any contract (including any License) or claim for damages arising out of such breach or default and right of the Borrower to terminate, amend, supplement, modify or exercise rights, options or remedies under any contract right.

Instrument: Any “instrument”, as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest, whether in written or electronic form, and shall include, in any event, any negotiable instrument or other writing that evidences a right to the payment of a monetary obligation, is of a type that in the ordinary course of business is transferred by delivery with any necessary indorsement or assignment and which otherwise is not itself Investment Property, a security agreement or lease comprising part of Chattel Paper, a letter of credit or a writing evidencing a right to payment arising out of the use of a credit or charge card or information contained on or for use with any such card.

Intellectual Property Right: Any right in and to any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any copyright, trademark, patent, trade secret, mask work, proprietary or confidential information or invention (whether or not patented or patentable), including any of the foregoing embodied in any customer list, internet domain name (including any right related to the registration thereof), source, object or other programming code, technical information, procedure, design, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record.

Inventory: Any “inventory,” as such term is defined in Article 9 of the UCC, wherever located, now or hereafter owned or acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any inventory, good or other personal property which is held by or on behalf of the Borrower for sale or lease or is furnished or is to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in the Borrower’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods whether or not such inventory is listed on any schedules, assignments or reports furnished to the Lender from time to time and whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of the Borrower or is held by the Borrower or by others for the Borrower’s accounts, including all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all inventory which may be located on premises of the Borrower or of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

Investment Property: Any “investment property”, as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any certificated security, uncertificated security, security entitlement, securities account, commodity contract, commodity account or financial asset, as each such term is defined in Article 9 of the UCC.

Letter-of-Credit Right: Any right now owned or hereafter acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest, in each case to payment or performance under a letter of credit (as such term is defined in Article 5 of the UCC), whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

Proceeds: Any “proceeds”, as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by the Borrower or in which the Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any and all (a) Accounts, Chattel Paper, Instruments, Investment Property, cash or other forms of money, currency or funds or other property of any nature, type or land whatsoever payable to or renewable by the Borrower from time to time in respect of the Collateral, including upon the sale, lease, license, exchange or other disposition of any Collateral, (b) proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrower from time to time with respect to any of the Collateral, including by reason of the loss, nonconformity or interference with the use of, defects or infringement of rights in, or damage to, any of the Collateral, (c) payments (in any form whatsoever) made or due and payable to the Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) claims of the Borrower against third parties arising out of the loss, nonconformity, interference with the use of, defects or infringements of rights in, or damage to, any of the Collateral, including any claim (i) for past, present or future infringement of any Intellectual Property Rights or (ii) for past, present or future infringement or dilution of any trademark or for injury to the goodwill associated with any trademark, (e) certificates, dividends, cash, Instruments or other forms of money, currency or funds and other property received or distributed in respect of or in exchange for any Investment Property, (f) cash or other forms of money, currency or funds and other proceeds received under and in respect of any letter of credit or other supporting obligation, (g) rights arising out of any of the Collateral, and (h) other property of any nature, type or kind whatsoever from time to time paid or payable under or in connection with, collected on, or distributed on account of, any of the Collateral.

Supporting Obligation: Any “supporting obligation”, as such term is defined in Article 9 of the UCC, now or hereafter owned or acquired or received by the Borrower or in which any Grantor now holds or hereafter acquires or receives any right or interest, including any Letter-of-Credit Right or secondary obligation supporting the payment or performance of an Account, Chattel Paper, a Document, General Intangible, Instrument or Investment Property.

SCHEDULE III

Excluded Collateral

(a) Other Funding Facility Collateral, and

(b) any property or assets of Borrower to the extent the creation by Borrower (or the perfection by Lender) of a security interest or other lien pursuant to this Agreement in Borrower’s right, title and/or interest therein (i) is prohibited by legally enforceable provisions of any instrument, indenture, plan, contract or other agreement governing such property and such prohibition is not otherwise ineffective as a matter of law (such as pursuant to §9-406(f), 9-407(a) or 9-408(a) of the UCC), or (ii) is prohibited by applicable law, or (iii) would give any other Person a legally enforceable right to terminate its obligations thereunder or with respect thereto, or (iv) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and is not otherwise ineffective as a matter of law (such as pursuant §9-406(f), 9-407(a) or 9-408(a) of the UCC), and such consent has not been obtained, and

(c) any property or asset of Borrower as to which and to the extent that another Person has or acquires from Borrower an ownership interest therein (whether actual or beneficial, including a participation interest), and

(d) any investment or other Collateral as to which the Lien of Lender hereunder (if any) is required to be released pursuant to §5.2 (but only as and to the extent that such Lien is required to be released), and

(e) any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224, and

(f) Borrower’s equity interest in the MCG Commercial Loan Trust 2001-1, and

(g) Borrower’s equity interest in the MCG Commercial Loan Trust 2004-1, and

(h) Borrower’s equity interest in the MCG Sun Trust facility, and

(i) Any fixed asset of Borrower with a fair market value of less than $10,000.

EXHIBIT A

Form of Request for Loan

Bayerische Hypo-Und Vereinsbank AG, New York Branch

150 E. 42nd Street, 32nd Floor

New York., New York 10017-4679

Attention:

Sir/Madam:

This Request for Loan is executed and delivered by MCG CAPITAL CORPORATION (“Borrower”), to BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as Lender (“Lender”) pursuant to the Revolving Credit and Security Agreement, dated as of September    , 2004 (as amended, modified or extended, the “Credit Agreement”), by and between Borrower and Lender. Capitalized terms used but not defined in this request have the meanings given to them in the Credit Agreement.

1. The undersigned, being the duly appointed                                          of Borrower, hereby requests that:

Lender makes a Loan pursuant to the Credit Agreement as follows:

(a)	Amount of requested Loan:

(b)	Drawdown Date of requested Loan:

(c)	Prime Rate Loan or LIBOR Loan:

(d)	Applicable Interest Period:

2. The undersigned hereby requests that Lender disburse the proceeds of such Loan in immediately available funds by a wire transfer to the following account:

(a)	Name of Beneficiary:

(b)	Beneficiary Address:

(c)	Account No.:

(d)	Name of Receiving Bank:

(e)	Bank ABA No.:

(f)	Bank Address:

3. The undersigned (on behalf of Borrower) hereby certifies to Lender as follows:

(a) Each representation and warranty in Section 6 of the Credit Agreement will be true and correct, both immediately before and after giving effect to such Loan, as though such representations and warranties were made on and as of that date; and

(b) No Materially Adverse Effect has occurred and is continuing.

This Request for Loan is executed on                     , 200     on behalf of Borrower.

MCG CAPITAL CORPORATION

By:

Name:

Its:

EXHIBIT B

Form of Note

[$50,000,000.00]	September 10, 2004
New York, New York

FOR VALUE RECEIVED, the undersigned promises to pay on demand to the order of BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH (“Lender”), the principal amount of [FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00)] or such lesser amount as may be loaned by Lender pursuant to the Credit Agreement referred to below, together with interest on the principal amount of each Loan and remaining unpaid from time to time from the date of each such Loan until the date of payment in full, payable as provided in the Credit Agreement.

Interest shall be payable on the outstanding daily unpaid principal amount of Loans from the date of each such Loan until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after default and before and after maturity and judgment, with interest on overdue principal and interest to bear interest at the rate set forth in Section 2.3.2 of the Credit Agreement, to the fullest extent permitted by applicable law.

The principal Indebtedness evidenced by this Note shall be due no later than the Final Maturity Date.

Reference is made to the Revolving Credit and Security Agreement, dated as of September 10, 2004, by and between the undersigned, as Borrower, and BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as Lender (the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Credit Agreement. This is the Note referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement as originally executed or as it may from time to time be supplemented, modified or amended. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

Each payment hereunder shall be made to Lender at Lender’s Office in immediately available funds not later than 2:00 p.m., New York local time, on the day of payment (which must be a Business Day). All payments received after 2:00 p.m., New York local time, on any particular Business Day shall be deemed received on the next succeeding Business Day. All payments shall be made in lawful money of the United States of America.

Lender shall use its best efforts to keep a record of Loans made by it and payments received by it with respect to this Note, and such record shall be presumptive evidence of the amounts owing under this Note.

The undersigned hereby promises to pay all costs and expenses of any rightful holder hereof incurred in collecting the undersigned’s obligations hereunder or in enforcing or attempting to enforce any of such holder’s rights hereunder, including reasonable attorneys’ fees and disbursements, whether or not an action is filed in connection therewith.

The undersigned hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable law.

This Note shall be delivered to and accepted by Lender in the State of New York and shall be governed by, and construed and enforced in accordance with, the Laws of New York (including Section 5-1401 of the General Obligations Law of the State of New York, but without regard to its conflicts or choices of law principles) applicable to contracts made and performed in New York.

MCG CAPITAL CORPORATION

By:

Name:

Its:

SCHEDULE OF LOANS AND

PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Interest Rate	Interest Period	Amount of Principal Paid	Unpaid Principal Balance	Notation Made By